PagerDuty Appoints Bill Losch to Board of Directors

Former Okta CFO Brings Expertise in Driving High-Growth Operational Excellence as PagerDuty Expands BOD

SAN FRANCISCO - August 11, 2022 - PagerDuty (NYSE: PD), a leader in digital operations management, today announced the appointment of Bill Losch to the company’s Board of Directors. Losch, whose most recent operational role was as Chief Financial Officer (CFO) of Okta, brings more than three decades of successful experience providing financial and operational leadership for high-performing SaaS companies.

“As we work to sustain PagerDuty’s high-growth momentum through delivering on our mission to transform critical work, Bill Losch’s success in building transformative, durable, market leading companies, by scaling both organic and inorganic growth efficiently, will serve us well,” said PagerDuty Chairperson and CEO Jennifer Tejada. “Bill’s financial expertise, his deep enterprise background and his understanding of security and devops are a great complement to our board, and I look forward to working with him as we build upon the trust customers place in us to revolutionize operations with PagerDuty’s Operations Cloud.”

Losch is currently an advisor to Okta, where he served as CFO from 2013 through March 2021. In addition to leading the company through its IPO in 2017, Losch was instrumental in the company’s market capitalization growth, and acceleration of customer acquisition during his tenure. Losch led scaling efforts at the enterprise identity management platform as Okta completed multiple high-profile acquisitions during his time as CFO. Prior to his role at Okta, he served as Chief Financial Officer at MobiTV, Inc, Chief Accounting Officer at DreamWorks Animation, and in various positions at Yahoo! Inc. Losch also brings extensive board experience, currently serving on the boards of Druva, Inc, a cloud data protection and management company, as well as Onfido, an identity verification and authentication provider. He will join the PagerDuty Audit Committee, led by Committee Chair Elena Gomez.

“PagerDuty pioneered the category of digital operations management, and now they’re doing it again with their vision for the Operations Cloud – a transformative platform that empowers teams to proactively predict, manage, and automate the mission-critical interrupt work that defines the modern economy,” added Losch. “I look forward to joining Jennifer, the Board, and the PagerDuty executive team as they continue to grow, drive profitability, and innovate effectively in a high-security environment.”

About PagerDuty, Inc.
PagerDuty, Inc. (NYSE:PD) is a leader in digital operations management. In an always-on world, organizations of all sizes trust PagerDuty to help them deliver a better digital experience to their customers, every time. Teams use PagerDuty to identify issues and opportunities in real time and bring together the right people to fix problems faster and prevent them in the future. Notable customers include Cisco, DocuSign, Doordash, Electronic Arts, Genentech, Shopify, Zoom and more. To learn more and try PagerDuty for free, visit www.pagerduty.com. Follow our blog and connect with us on Twitter, LinkedIn, YouTube and Facebook. We’re also hiring. Visit https://www.pagerduty.com/careers/ to learn more.

Media Contact:
Claude Shy III
media@pagerduty.com